Exhibit 10.1

CREDIT AGREEMENT
Dated as of November 18, 2011,
among
AVNET, INC.
and
CERTAIN OTHER SUBSIDIARIES
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender
and
an L/C Issuer,
THE ROYAL BANK OF SCOTLAND PLC,
BNP PARIBAS,
THE BANK OF NOVA SCOTIA
and
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Syndication Agents,
and
The Other Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
BNPP SECURITIES CORP.,
THE BANK OF NOVA SCOTIA,
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD. and
RBS SECURITIES INC.
as
Joint Lead Arrangers and Joint Bookrunners

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	27
1.03	Accounting Terms	28
1.04	Exchange Rates; Currency Equivalents	29
1.05	Additional Alternative Currencies	29
1.06	Change of Currency	30
1.07	Times of Day	30
1.08	Letter of Credit Amounts	30
1.09	Rounding	30

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Committed Loans	31
2.02	Borrowings, Conversions and Continuations of Committed Loans	31
2.03	Letters of Credit	33
2.04	Swing Line Loans	42
2.05	Prepayments	45
2.06	Termination or Reduction of Commitments	46
2.07	Repayment of Loans	47
2.08	Interest	47
2.09	Fees	48
2.10	Computation of Interest and Fees	48
2.11	Evidence of Debt	49
2.12	Payments Generally; Administrative Agent’s Clawback	49
2.13	Sharing of Payments by Lenders	51
2.14	Designated Borrowers	52
2.15	Optional Increase in Commitments	53
2.16	Cash Collateral	55
2.17	Defaulting Lenders	56

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes	58
3.02	Illegality	63
3.03	Inability to Determine Rates	63
3.04	Increased Costs; Reserves on Eurocurrency Rate Loans	64
3.05	Compensation for Losses	66
3.06	Mitigation Obligations; Replacement of Lenders	67
3.07	Survival	67

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	67
4.02	Conditions to all Credit Extensions	69

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	70
5.02	Authorization; No Contravention	70
5.03	Governmental Authorization; Other Consents	71
5.04	Binding Effect	71
5.05	Financial Statements; No Material Adverse Effect	71
5.06	Litigation	72
5.07	No Default	72
5.08	Ownership of Property; Liens	72
5.09	Environmental Compliance	72
5.10	Insurance	72
5.11	Taxes	72
5.12	ERISA Compliance	73
5.13	Subsidiaries; Equity Interests	73
5.14	Margin Regulations; Investment Company Act	74
5.15	Disclosure	74
5.16	Compliance with Laws	74
5.17	Intellectual Property; Licenses, Etc	74
5.18	Solvency	75
5.19	Taxpayer Identification Number; Other Identifying Information	75
5.20	Representations as to Foreign Obligors	75

ARTICLE VI.
AFFIRMATIVE COVENANTS

6.01	Financial Statements	76
6.02	Certificates; Other Information	77
6.03	Notices	79
6.04	Payment of Obligations	79
6.05	Preservation of Existence, Etc	79
6.06	Maintenance of Properties	80
6.07	Maintenance of Insurance	80
6.08	Compliance with Laws	80
6.09	Books and Records	80
6.10	Inspection Rights	80
6.11	Approvals and Authorizations	81

ARTICLE VII.
NEGATIVE COVENANTS

7.01	Liens	81
7.02	[Reserved]	82
7.03	Indebtedness	82
7.04	Fundamental Changes	83
7.05	Restricted Payments	84
7.06	Change in Nature of Business	85
7.07	Transactions with Affiliates	85
7.08	Limitation on Restrictions Affecting the Company or any Subsidiary	85
7.09	Use of Proceeds	86
7.10	Financial Covenants	86
7.11	Acquisitions	86

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	87
8.02	Remedies Upon Event of Default	89
8.03	Application of Funds	89

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01	Appointment and Authority	90
9.02	Rights as a Lender	91
9.03	Exculpatory Provisions	91
9.04	Reliance by Administrative Agent	92
9.05	Delegation of Duties	92
9.06	Resignation of Administrative Agent	92
9.07	Non-Reliance on Administrative Agent and Other Lenders	93
9.08	No Other Duties, Etc	94
9.09	Administrative Agent May File Proofs of Claim	94

ARTICLE X.
MISCELLANEOUS

10.01Amendments, Etc	94
10.02Notices; Effectiveness; Electronic Communication	96
10.03No Waiver; Cumulative Remedies; Enforcement	98
10.04Expenses; Indemnity; Damage Waiver	98
10.05Payments Set Aside	101
10.06Successors and Assigns	101
10.07Treatment of Certain Information; Confidentiality	105
10.08Right of Setoff	106
10.09Interest Rate Limitation	107
10.10Counterparts; Integration; Effectiveness	107
10.11Survival of Representations and Warranties	107
10.12Severability	108
10.13Replacement of Lenders	108
10.14Governing Law; Jurisdiction; Etc	109
10.15WAIVER OF JURY TRIAL	110
10.16No Advisory or Fiduciary Responsibility	110
10.17USA PATRIOT Act Notice	111
10.18Judgment Currency	111
10.19Electronic Execution of Assignments and Certain Other Documents	111

SCHEDULES	1.01(a) Existing Letters of Credit	1.01	(b)	Mandatory Cost Formulae	2.01	Commitments and Applicable Percentages	5.06	Litigation	5.13	Subsidiaries and Other Equity Investments	7.01	Existing Liens	7.03	Existing Indebtedness	10.02	Administrative Agent’s Office; Certain Addresses for Notices	EXHIBITS Form of	A	Committed Loan Notice	B	Swing Line Loan Notice	C	Note	D	Compliance Certificate	E-1	Assignment and Assumption	E-2	Administrative Questionnaire	F	Guaranty	G	Designated Borrower Request and Assumption Agreement	H	Designated Borrower Notice	I-1	Form of Opinion of Covington & Burling LLP	I-2	Form of Opinion of General Counsel of the Company	J	Form of Letter of Credit Report	K	Form of Foreign Obligor Opinion	L	Form of Acquisition Certificate

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 18, 2011, among AVNET, INC., a New York corporation (the “Company”), each other Subsidiary of the Company party hereto pursuant to Section 2.14 (each such other Subsidiary, a “Designated Borrower” and, together with the Company, the “Borrowers” and, each a “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

The Borrowers have requested that the Lenders provide a revolving credit facility, with swingline, letter of credit and multicurrency subfacilities, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition of (i) a controlling equity or other ownership interest in another Person (including upon the exercise of an option, warrant or convertible or similar type security to acquire such a controlling interest), whether by purchase of such equity or other ownership interest or upon exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (ii) assets of another Person (whether by purchase, merger or otherwise) which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

“Adjusted Receivables Amount” means, as of any date of determination, the greater of (a) the aggregate net book value of all Excluded Receivables minus $75,000,000, and (b) $0.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning specified in the introductory paragraph.

“Alternative Currency” means each of Euro, Sterling, Australian Dollars, Hong Kong Dollars, Singapore Dollars, Japanese Yen, and each other currency (other than Dollars) that is approved in accordance with Section 1.05.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $250,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

			Eurocurrency
			Rate +
	Debt Ratings		Letter of
Pricing Level	S&P/Moody’s	Facility Fee	Credit Fee	Base Rate
1	BBB+/Baa1 or better	0.150%	0.975%	0.000%
2	BBB/Baa2	0.175%	1.075%	0.075%
3	BBB-/Baa3	0.200%	1.300%	0.300%
4	BB+/Ba1	0.275%	1.475%	0.475%
5	BB/Ba2 or worse	0.375%	1.625%	0.625%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Company has only one Debt Rating, the Pricing Level of such Debt Level shall apply; and (d) if the Company does not have any Debt Rating, Pricing Level 5 shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Ratings in effect on the Closing Date, each of which shall be specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in any Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning specified in Section 2.14.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Merrill Lynch, Pierce, Fenner & Smith Incorporated BNPP Securities Corp., The Bank of Nova Scotia, The Bank of Tokyo-Mitsubishi UFJ, Ltd. and RBS Securities Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date:

(a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease; and

(c) in respect of any asset securitization transaction of any Person, (i) the actual amount of any unrecovered investment of purchasers or transferees of assets so transferred, plus (ii) in the case of any other recourse, repurchase, or debt obligation described in clause (a) of the definition of “Off-Balance Sheet Liabilities,” the capitalized amount of such obligation that would appear on a balance sheet of such Person prepared on such date in accordance with GAAP if such sale or transfer or assets were accounted for as a secured loan.

“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended July 2, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.

“Australian Dollars” mean the lawful currency of Australia.

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(a)(iii)(D).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Avnet Japan” means Avnet Japan Co., Ltd., a private company governed under the laws of Japan.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and in New York and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any London Banking Day;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, an L/C Issuer or the Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if an L/C Issuer or the Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) such L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Letter” means that certain commitment letter dated as of October 24, 2011, by and among the Administrative Agent, the Arrangers, The Royal Bank of Scotland plc, BNP Paribas, and the Company.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type, in the same currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for the Company and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following (to the extent deducted in calculating such Consolidated Net Income, without duplication): (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Company and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) gains or losses related to the early extinguishment of notes, bonds or other fixed income obligations and (v) other non-cash or non-recurring expenses of the Company and its Subsidiaries (including non-cash expenses consisting of compensation paid in the form of Equity Interests of the Company or its Subsidiaries and non-cash charges due to impairments recorded in such period in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 350), reducing such Consolidated Net Income and minus (b) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including such Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than, and without expanding this clause (c), commercial letters of credit and bankers’ acceptances incurred to support commercial or lease transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business), in each case net of the amount of cash collateral securing such direct obligations, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) Attributable Indebtedness in respect of capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or a Subsidiary is a general partner or joint venturer, if, and to the extent that, the fair value of the assets of such partnership or joint venture is less than its probable liability in respect of its obligations, net of any right to contribution from other reasonably creditworthy Persons which the Company or such Subsidiary has in respect thereof, unless such Indebtedness is expressly made non-recourse to the Company or such Subsidiary.

“Consolidated Interest Charges” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) consolidated interest expense determined in accordance with GAAP and (b) all implicit interest in connection with Synthetic Lease Obligations and other Off-Balance Sheet Liabilities minus (c) the amount of non-cash interest (including interest paid by the issuance of additional securities) included in the foregoing clause (a).

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consolidated Tangible Net Worth” means, as of any date of determination, for the Company and its Subsidiaries on a consolidated basis, Shareholders’ Equity minus Intangible Assets on that date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the amount of any cash and fair market value of property (excluding capital stock, warrants or options to acquire capital stock of the Company and the unpaid principal amount of any debt instrument) given as consideration, (b) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed, acquired or repaid by the Company or any Subsidiary in connection with such Acquisition, (c) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the balance sheet of the Company and its Subsidiaries in accordance with GAAP, (d) all amounts paid in respect of covenants not to compete or consulting agreements that should be recorded on financial statements of the Company and its Subsidiaries in accordance with GAAP, (e) the aggregate fair market value of all other consideration given by the Company or any Subsidiary in connection with such Acquisition, and (f) out-of-pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred and capitalized in accordance with GAAP.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Rating” has the meaning specified in the definition of Applicable Rate.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Company, any L/C Issuer, the Swing Line Lender and each other Lender.

“Designated Borrower” has the meaning specified in the introductory paragraph hereto.

“Designated Borrower Notice” has the meaning specified in Section 2.14.

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.14.

“Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) subject to such consents, if any, as may be required under Section 10.06(b)(iii).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Pension Plan amendment as a termination, under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means, (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Committed Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Receivables” means, as of any date of determination, all accounts receivable referred to in Item 1 of Schedule 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) any U.S. federal withholding taxes imposed pursuant to FATCA, and (e) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 10.13), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with Section 3.01(e).

“Existing Credit Agreement” means that certain Credit Agreement dated as of September 27, 2007 among the Company, Avnet Japan, the other designated borrowers from time to time party thereto, the lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and the Swing Line Lender.

“Existing Letters of Credit” means the letters of credit listed on Schedule 1.01(a).

“Existing Securitization Facility” means the account receivable securitization pursuant to the second amended and restated receivables purchase agreement dated as of August 26, 2010, as amended, among Avnet Receivables Corporation, the Company as servicer, the financial institutions party thereto as purchasers, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA) as agent for the purchasers, as amended, restated, supplemented or otherwise modified from time to time, including any extensions, renewals, replacements and refinancings thereof; provided, that each such agreement (as amended, restated, supplemented or otherwise modified from time to time) or extension, renewal, replacement or refinancing, as the case may be, satisfies the requirements set forth in clause (b) of the definition of Permitted Securitization Facility.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” mean, collectively, the Fee Letter (Bank of America), the Fee Letter (Bank of Nova Scotia), the Fee Letter (BNP), the Fee Letter (BTMU) and the Fee Letter (RBS).

“Fee Letter (Bank of America)” means the letter agreement, dated October 24, 2011, among the Company, the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Fee Letter (Bank of Nova Scotia)” means the letter agreement, dated October 24, 2011, among the Company and The Bank of Nova Scotia.

“Fee Letter (BNP)” means the letter agreement, dated October 24, 2011, among the Company, BNP Paribas and BNPP Securities Corp.

“Fee Letter (BTMU)” means the letter agreement, dated October 24, 2011, among the Company and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

“Fee Letter (RBS)” means the letter agreement, dated October 24, 2011, among the Company, The Royal Bank of Scotland plc and RBS Securities Inc.

“Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the Laws of a jurisdiction other than that in which such Borrower is resident for tax purposes (including such a Lender when acting in the capacity of an L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” means a Loan Party that is a Foreign Subsidiary.

“Foreign Obligor Opinion” has the meaning specified in Section 2.14(a).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations relating to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranty” means a Guaranty Agreement to be made by the Company in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit F.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hong Kong Dollars” mean the lawful currency of Hong Kong.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (other than commercial letters of credit and bankers’ acceptances incurred to support commercial transactions, bid bonds, payment bonds and performance bonds arising in the ordinary course of business);

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases, Synthetic Lease Obligations and other Off-Balance Sheet Liabilities;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, if, and to the extent that, the fair value of the assets of such partnership or joint venture is less than its probable liability in respect of its obligations, net of any right to contribution from other reasonably creditworthy Persons which the Company or such Subsidiary has in respect thereof, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease, Synthetic Lease Obligation or other Off-Balance Sheet Liability as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

Notwithstanding the foregoing, for purposes of this Agreement, the term Indebtedness shall not include any liability of the Company or a Subsidiary under any deferred compensation plan or similar arrangement covering employees or members of the board of directors of the Company.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Inter-Company Indebtedness” has the meaning specified in Section 7.03(j).

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending (a) in the case of any such Loan denominated in Dollars, on the date seven or fourteen days thereafter or one, two, three or six months thereafter, or (b) in the case of any such Loan denominated in an Alternative Currency, on the date one, two, or three months thereafter, in each case as selected by the Company in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date.

“IP Rights” has the meaning specified in Section 5.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Company (or any Subsidiary) or in favor of such L/C Issuer and relating to any such Letter of Credit.

“Japanese Yen” means the lawful currency of Japan.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities (including ERISA and Environmental Laws), including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America in its capacity as an issuer of Letters of Credit hereunder, (b) one additional Lender (approved by the Administrative Agent and the Company in their reasonable discretion) in its capacity as an issuer of Letters of Credit hereunder, which Lender has executed and delivered a joinder agreement with respect to its role as an L/C Issuer (such joinder agreement to be in form and substance acceptable to the Administrative Agent), or (c) or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes any L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit shall be a standby letter of credit. All Letters of Credit shall be issued in Dollars.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit by any L/C Issuer in the form from time to time in use by such L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $150,000,000, and (b) the Aggregate Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Designated Borrower Request and Assumption Agreement, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, the Fee Letters and the Guaranty.

“Loan Parties” means, collectively, the Company and each Designated Borrower.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(b).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of the Company, individually, or the Loan Parties taken as a whole; (b) a material impairment of the ability of the Company individually, or the Loan Parties taken as a whole, to perform its (or their) obligations under the respective Loan Documents to which it is (or they are) a party; (c) a material adverse effect upon the rights or remedies of the Administrative Agent or any Lender under the Loan Documents; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Subsidiary” means, at any time, any Subsidiary which had total revenues in the four fiscal quarter period most recently ended in excess of 5% of the total revenues of the Company and its Subsidiaries on a consolidated basis.

“Maturity Date” means November 18, 2016; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Aggregate Commitment Increase” has the meaning specified in Section 2.15(a).

“MNPI Information” has the meaning specified in Section 6.02.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Material Subsidiary” means any Subsidiary which is not a Material Subsidiary or a Designated Borrower.

“Note” means a promissory note made by a Borrower in favor of a Lender evidencing Loans made by such Lender to such Borrower, substantially in the form of Exhibit C.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility), the unrecovered investment of purchasers or transferees of assets so transferred and the principal amount of any recourse, repurchase or debt obligations incurred in connection therewith; and (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (b) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (c) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Company of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any Acquisition that is permitted by the terms of Section 7.11.

“Permitted Business” means any type of business in which the Company and its Subsidiaries were engaged on the Closing Date and any business reasonably related or incidental thereto.

“Permitted Securitization Facilities” means, collectively, (a) the Existing Securitization Facility and (b) any other account receivable securitization facility so long as the Indebtedness thereunder and other payment obligations with respect thereto are nonrecourse to the Company and its Subsidiaries (other than any Special Purpose Finance Subsidiary), other than limited recourse provisions that are customary for transactions of such type and do not have the effect of Guaranteeing the repayment of any such Indebtedness or limiting the loss or credit risk of lenders or purchasers with respect to payment or performance by the obligors of the accounts receivable so transferred; provided, that (i) the aggregate outstanding Attributable Indebtedness under the Existing Securitization Facility and any other account receivable securitization facilities described in clause (b) plus (ii) the Adjusted Receivables Amount, shall not at any time exceed the greater of (x) $750,000,000, and (y) 35% of the aggregate net book value of all accounts receivable of the Company and its Subsidiaries (including those accounts receivable subject to the Existing Securitization Facility or any other account receivable securitization facilities described in clause (b)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for U.S.-based employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Company as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Lender” has the meaning specified in Section 2.14(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Company and its Subsidiaries as of that date determined in accordance with GAAP.

“Singapore Dollars” mean the lawful currency of Singapore.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Special Purpose Finance Subsidiary” means any Subsidiary of the Company created solely for the purposes of, and whose sole activity shall consist of, acquiring and financing accounts receivable of the Company and its Subsidiaries pursuant to a Permitted Securitization Facility.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 9:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (a) of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, or (b) the accounts of which are consolidated with those of the Company in its consolidated financial statements. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Summary of Terms” means the Summary of Terms and Conditions attached as Exhibit A to the Commitment Letter.

“Swap Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $125,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unencumbered Cash and Cash Equivalents” means cash or cash equivalents owned by Company and its Subsidiaries on a consolidated basis (excluding assets of any retirement plan) which (a) are not the subject of any Lien, and (b) may be converted to cash within thirty (30) days.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Company is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

(d) Pro Forma Basis. For purposes of computing the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, such ratios (and any financial calculations or components required to be made or included therein) shall be determined, with respect to the relevant period, after giving pro forma effect to each Acquisition consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Acquisition had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP.

1.04 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

1.05 Additional Alternative Currencies.

(a) The Company may from time to time request that Eurocurrency Rate Loans be made in a currency other than those specifically listed in the definition of Alternative Currency; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Administrative Agent and the Lenders.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent). In the case of any such request, the Administrative Agent shall promptly notify each Lender thereof. Each Lender shall notify the Administrative Agent, not later than 11:00 a.m., 10 Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans in such requested currency.

(c) Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to permit Eurocurrency Rate Loans to be made in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify the Company and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Committed Borrowings of Eurocurrency Rate Loans. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the Company.

1.06 Change of Currency. (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.08 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the maximum face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the face amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum face amount of such Letter of Credit after giving effect to all such increases thereof contemplated by such Letter of Credit or the Issuer Documents related thereto, whether or not such maximum face amount is in effect at such time.

1.09 Rounding. Any financial ratios required to be maintained by the Company and its Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment and (iii) the aggregate Outstanding Amount of all Committed Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 8:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (ii) three Business Days (or four Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies, and (iii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by the Company pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Company is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) the currency of the Committed Loans to be borrowed, and (vii) if applicable, the Designated Borrower. If the Company fails to specify a currency in a Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Dollars. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Committed Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Company requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Committed Loan may be converted into or continued as a Committed Loan denominated in a different currency, but instead must be prepaid in the original currency of such Committed Loan and reborrowed in the other currency.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 10:00 a.m., in the case of any Committed Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Committed Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Company or the other applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing denominated in Dollars is given by the Company, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the applicable Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1 from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Company or any Designated Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Company or any Designated Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) No L/C Issuer shall issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; or

(C) such Letter of Credit is to be denominated in a currency other than Dollars.

(iii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial face amount less than $500,000;

(D) such Letter of Credit contains any provisions for automatic reinstatement of the face amount after any drawing thereunder (an “Auto-Reinstatement Letter of Credit”); or

(E) any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Company or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) No L/C Issuer shall amend any Letter of Credit issued by it if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company. Such Letter of Credit Application must be received by such L/C Issuer and the Administrative Agent not later than 8:00 a.m. at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Company shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Designated Borrower) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions; provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv) If the Company so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the face amount thereof after any drawing thereunder. Unless otherwise directed by such L/C Issuer, the Company shall not be required to make a specific request to such L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the face amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits such L/C Issuer to decline to reinstate all or any portion of the face amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Company and the Administrative Agent thereof. Not later than 10:00 a.m. on the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in Dollars. If the Company fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Company shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 11:30 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Company, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse any L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of any L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of any L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Company to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the applicable L/C Issuer. The Company shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, an L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of any L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to such L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Company shall pay directly to Bank of America, as an L/C Issuer, for its own account a fronting fee, with respect to each Letter of Credit issued by it, at the rate per annum specified in the Fee Letter (Bank of America), computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. The Company shall pay to any L/C Issuer other than Bank of America, with respect to any Letter of Credit issued by such L/C Issuer (or any amendment of any such Letter of Credit), a fronting fee in such amount as may be agreed to by the Company and such L/C Issuer. Each such fronting fee payable to Bank of America or any other L/C Issuer shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.08. In addition, the Company shall pay directly to any L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Designated Borrowers. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Designated Borrower, each of the Company and such Designated Borrower, jointly and severally, shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Company hereby acknowledges that the issuance of Letters of Credit for the account of Designated Borrowers inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Designated Borrowers.

(l) Letters of Credit Reports. For so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent on the last Business Day of each calendar month, and on each date that an L/C Credit Extension occurs with respect to any such Letter of Credit, a report in the form of Exhibit J hereto, appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer. The Administrative Agent shall deliver to the Lenders and the Company on a monthly basis a report of all outstanding Letters of Credit.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Company from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (x) the Total Outstandings shall not exceed the Aggregate Commitments and (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (ii) the Swing Line Lender shall not be under any obligation to make any such Swing Line Loan if any Lender is at such time a Defaulting Lender, unless the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Swing Line Lender (in its sole discretion) with the Company or such Defaulting Lender to eliminate such Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Swing Line Loan then proposed to be made or that Swing Line Loan and all other Swing Line Loans then outstanding as to which the Swing Line Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and provided, further, that the Company shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Company’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 11:00 a.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 12:00 noon on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Company at its office by crediting the account of the Company on the books of the Swing Line Lender in Same Day Funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Committed Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Company with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 10:00 a.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Committed Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will promptly distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Company for interest on the Swing Line Loans. Until each Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Company shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments. (a) Each Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 8:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies, and (C) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Committed Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage (or other applicable share as provided herein) of such prepayment. If such notice is given by the Company, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Company may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 10:00 a.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If the Administrative Agent notifies the Company at any time that the Total Outstandings at such time exceed an amount equal to 102% of the Aggregate Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrowers shall prepay Loans and/or the Company shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Aggregate Commitments then in effect; provided, however, that, subject to the provisions of Section 2.16(a)(ii), the Company shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Aggregate Commitments then in effect. The Administrative Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations. Any Cash Collateralization of L/C Obligations pursuant to this Section 2.05(c) shall be allocated among the L/C Issuers on a pro rata basis in accordance with the respective amounts of L/C Obligations applicable to each L/C Issuer at the time of deposit of such Cash Collateral.

(d) If the Administrative Agent notifies the Company at any time that the Outstanding Amount of all Loans denominated in Alternative Currencies at such time exceeds an amount equal to 102% of the Alternative Currency Sublimit then in effect, then, within four Business Days after receipt of such notice, the Borrowers shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

2.06 Termination or Reduction of Commitments. The Company may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 8:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Company shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit unless otherwise specified by the Company. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans. (a) Each Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Committed Loans made to such Borrower outstanding on such date.

(b) The Company shall repay each Swing Line Loan on the earlier to occur of (i) the date ten days after such Loan is made and (ii) the Maturity Date.

2.08 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Base Rate Loans.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) For the purposes of the Interest Act (Canada), to the extent it may be applicable, (i) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (ii) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (iii) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Facility Fee. The Company shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a facility fee in Dollars equal to the Applicable Rate times the actual daily amount of the Aggregate Commitments (or, if the Aggregate Commitments have terminated, on the Outstanding Amount of all Committed Loans, Swing Line Loans and L/C Obligations), regardless of usage, subject to adjustment as provided in Section 2.17. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. (i) The Company shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in each applicable Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Company shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to a Borrower made through the Administrative Agent, such Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 11:00 a.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 11:00 a.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing (or, in the case of any Committed Borrowing of Base Rate Loans requested on the same day that the applicable Committed Loan Notice is delivered, by 9:00 a.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to any Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.16, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Designated Borrowers. (a) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional direct or indirect, wholly-owned Subsidiary of the Company acceptable to the Administrative Agent, in its reasonable discretion, as a Designated Borrower (an “Applicant Borrower”) to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit G (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein the Administrative Agent and the Lenders shall have received (a) such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form and content satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require and (b) at the time of the first such designation, the Guaranty executed by the Company and an opinion of counsel to the Company addressed to the Administrative Agent and the Lenders, in form and substance reasonably acceptable to the Administrative Agent. If the Administrative Agent agrees that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit H (a “Designated Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, except to the extent (i) it is unlawful for any such Lender to do so, (ii) any Governmental Authority has asserted that it is unlawful for any Lender to do so or (iii) any Lender has determined in good faith that it is unlawful to do so (any such Lender described in the above clauses (i) through (iii), a “Restricted Lender”), and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided (x) that no Committed Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date; and (y) such Applicant shall, as a condition precedent to becoming a Designated Borrower, cause, at its sole cost and expense, such local counsel opinions to be delivered to the Administrative Agent in the form attached hereto as Exhibit K or such other form and substance as is reasonably acceptable to the Administrative Agent and from counsel satisfactory to the Administrative Agent (a “Foreign Obligor Opinion”). Each Subsidiary that is or becomes a Designated Borrower pursuant to this Section 2.14 shall at all times remain a direct or indirect, wholly-owned Subsidiary of the Company for so long as such Person is a Designated Borrower. No Lender that is a Restricted Lender with respect to any Designated Borrower shall be obligated to fund a Loan or any portion thereof to such Designated Borrower. Notwithstanding the foregoing, any Loans previously funded by such Restricted Lender to such Designated Borrower shall remain outstanding and be repaid in accordance with the terms hereof unless required by applicable Law to be repaid at an earlier time, in which case the applicable Loan or Loans shall be repaid at the time required by applicable Law.

(b) The Obligations of all Designated Borrowers shall be several in nature with respect to the repayment of principal and interest, letter of credit fronting fees, and reimbursement and other similar obligations with respect to only the Borrowings made by, and Letters of Credit issued on behalf of, such Designated Borrower, provided, that (i) the foregoing shall not limit the unconditional and irrevocable obligation of the Company with respect thereto pursuant to the Guaranty, and (ii) all of the Borrowers shall be responsible, jointly and severally, for facility fees, indemnification obligations, reimbursement of costs and other similar obligations hereunder.

(c) Each Subsidiary of the Company that is or becomes a Designated Borrower pursuant to this Section 2.14 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d) The Company may from time to time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

2.15 Optional Increase in Commitments.

(a) Proposal of Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Company may from time to time, propose an increase in the Aggregate Commitments by an amount (for all such requests) not exceeding $250,000,000 (“Maximum Aggregate Commitment Increase”); provided that (i) any such proposal of an increase shall be in a minimum amount of $50,000,000, (ii) the Borrowers shall inform existing Lenders of such proposed increase and existing Lenders may offer to commit to such increased amount and (iii) no such increase in the Aggregate Commitments shall increase the Letter of Credit Sublimit, the Swing Line Sublimit or the Alternative Currency Sublimit; provided further, however, that neither the Administrative Agent nor the Borrowers shall be required to accept any such offer from any existing Lender; provided, further, that the Borrowers may also allow any other Person or Persons that constitute Eligible Assignees to offer to commit to such increased amount; provided, further, that any such Person (other than an existing Lender) that commits to any part of such increase shall be approved by the Administrative Agent, each L/C Issuer, the Swing Line Lender and the Company (which approvals, in each case, shall not be unreasonably withheld or delayed). At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each existing Lender and each other Person is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Offers to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it offers to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to offer to increase its Commitment.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Company of the Lenders’ responses to each request made hereunder.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase (which allocation may or may not include any of the existing Lenders that have offered to increase their Commitments). The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase,

(i) the Company shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Company, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default exists; and

(ii) and each Person (other than an existing Lender) that will (in accordance with the allocation described in clause (d) above) commit to any of such increase shall deliver to the Administrative Agent a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel, whereby such Person shall agree to be bound by this Credit Agreement as a Lender.

The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

2.16 Cash Collateral.

(a) Certain Credit Support Events. (i) Upon the request of the Administrative Agent or any L/C Issuer (A) if such L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, within 2 Business Days following receipt of a written request of the Administrative Agent or the applicable L/C Issuer, Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) At any time that there shall exist a Defaulting Lender, within 2 Business Days following receipt of a written request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure of such L/C Issuer or the Swing Line Lender, as applicable, with respect to the Defaulting Lender (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(iii) In addition, if the Administrative Agent notifies the Company in writing at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 102% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Company shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit. Any Cash Collateralization of L/C Obligations pursuant to this Section 2.16(a)(iii) shall be allocated among the L/C Issuers on a pro rata basis in accordance with the respective amounts of L/C Obligations applicable to each L/C Issuer at the time of deposit of such Cash Collateral.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest-bearing deposit accounts at Bank of America. The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby (including by reason of exchange rate fluctuations), the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the applicable L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender or is replaced pursuant to Section 10.13, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08) (excluding Cash Collateral), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any L/C Issuer or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, any L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such L/C Issuer or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (1) the Outstanding Amount of the Committed Loans funded by it and (2) its Applicable Percentage of the stated amount of Letters of Credit and Swing Line Loans for which it has provided Cash Collateral pursuant to Section 2.03, Section 2.04, Section 2.16, or Section 2.17(a)(ii), as applicable (and the Company shall (A) be required to pay to each of the L/C Issuers and the Swing Line Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, however, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent, Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the respective Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Borrower or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii) If any Borrower or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Administrative Agent, to the extent required by such Laws, shall make such deductions and such Borrower shall timely pay the full amount so withheld or deducted by it to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or applicable L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and each L/C Issuer, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Each Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to a Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and each L/C Issuer shall, and does hereby, indemnify each Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or such L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or such L/C Issuer, as the case may be, to such Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by a Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by such Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Company and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the respective Borrowers hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the respective Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdictions.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Company or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) Each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company on behalf of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv) Each Lender shall promptly (A) notify the Company and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(v) Each of the Borrowers shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date (or such later date on which it first becomes a Borrower), and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or any L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Committed Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether denominated in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan, or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;

(ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

(iv) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit issued by such L/C Issuer or any participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay (or cause the applicable Designated Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate (which shall include calculations in reasonable detail) of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section (which notice shall contain an explanation of the computation of the requested compensation) shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay (or cause the applicable Designated Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided, however, that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Additional Reserve Requirements. The Company shall pay (or cause the applicable Designated Borrower to pay) to each Lender, (i) as long as such Lender shall be required, as a result of a Change of Law, to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required, as a result of a Change of Law, to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined reasonably by such Lender in good faith, which determination shall be conclusive, which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 10 Business Days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender, and an explanation of the computation thereof. If a Lender fails to give notice 10 Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 10 Business Days from receipt of such notice and explanation.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the applicable Designated Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise, but excluding any conversion, payment or prepayment to the extent such Lender, pursuant to Section 3.03, has required any Borrower to make such conversion, payment or prepayment before the end of the applicable Interest Period with respect to such Loan);

(b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the applicable Designated Borrower;

(c) any failure by any Borrower to make payment of any Loan (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but excluding any loss of anticipated profits. The Company shall also pay (or cause the applicable Designated Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Company (or the applicable Designated Borrower) to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, any L/C Issuer or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or to cause the applicable Designated Borrower to pay) all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Company may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Company;

(ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that the Company is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) opinions of Covington & Burling LLP, counsel to the Loan Parties, and of the General Counsel of the Company, each addressed to the Administrative Agent and each Lender, in substantially the forms of Exhibits I-1 and I-2, respectively;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; (C) the current Debt Ratings and (D) that there is no action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(ix) evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and any loans and other obligations outstanding thereunder repaid in full, together with all accrued interest and fees thereunder, and all liens and security interests (if any) securing such obligations released; provided that, upon execution of this Agreement, each Lender that is a party to the Existing Credit Agreement waives the five Business Day notice period regarding termination of the Existing Credit Agreement set forth in Section 2.06 therein; and

(x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) Any and all fees and expenses of the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates required to be paid on or before the Closing Date shall have been paid.

(c) The Company shall have paid all reasonable and documented fees, expenses and disbursements of McGuireWoods LLP, as counsel to the Administrative Agent, and of special and local counsel to the Lenders retained by the Administrative Agent with respect to any Foreign Obligors, in each case to the extent invoiced prior to or on the Closing Date (provided that the Company shall remain liable for any additional reasonable fees and expenses of such counsel to the Administrative Agent in accordance with Section 10.04).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of (i) the Borrowers contained in Article V and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith (including any Designated Borrower Request and Assumption Agreement), shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.14 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

(e) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Required Lenders would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and (to the extent the concept of “good standing” exists under such Laws) in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and (to the extent the concept of “good standing” exists under such Laws) in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d) (or, with respect to any Subsidiary that is not a Loan Party, in each case referred to in clause (a), (b), (c) or (d)), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or to which such Person or the properties of such Person or any of its Subsidiaries is subject or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Company and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness. From the date of the Audited Financial Statements through the Closing Date, the Company and its consolidated Subsidiaries have not incurred any additional material indebtedness or other liabilities, direct or contingent, including liabilities for taxes, material commitments and Indebtedness, except for such indebtedness and liabilities reflected on Schedule 7.03, Inter-Company Indebtedness and other indebtedness and liabilities incurred in the ordinary course of business.

(b) The unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries dated October 1, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows, and consolidating statements of income or operations for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Schedule 7.03 sets forth all Indebtedness owed by any Borrower to any Subsidiary as of the Closing Date (other than Indebtedness owed by the Borrower to Avnet Receivables Corporation in connection with the Existing Securitization Facility).

5.06 Litigation. Except as disclosed on Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, is reasonably likely to be determined adversely and, if so determined, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens. Each of the Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09 Environmental Compliance. The Company and its Material Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their and the other Subsidiaries, respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10 Insurance. The Company and its Subsidiaries maintain, with financially sound and responsible insurance companies or through self-insurance, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

5.11 Taxes. The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP, and except (in the case of Non-Material Subsidiaries) where the failure to file such returns or reports or to make such payments could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Material Subsidiary thereof is party to any tax sharing agreement. No Non-Material Subsidiary is a party to any tax sharing agreement that could reasonably be expected to have a Material Adverse Effect.

5.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other U.S. Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS with respect thereto. To the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification that could reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction under ERISA or violation of ERISA’s fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Company has no Subsidiaries with any material assets, material liabilities or ongoing operations other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Company has no equity investments in any other corporation or entity other than (a) those specifically disclosed in Part (b) of Schedule 5.13 and (b) equity investments in any corporation or entity where the aggregate amount invested in such Person by the Company is less than $5,000,000. All of the outstanding Equity Interests in the Company have been validly issued, and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act.

(a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No report, financial statement, certificate or other information furnished (whether orally by a Responsible Officer or in writing) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. The Company and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. On the Closing Date, each Borrower is, and the Company and its Subsidiaries on a consolidated basis are, Solvent, both before and after giving effect to any Credit Extension and the disbursements of the proceeds thereof on such date. On the date of each Credit Extension, each Borrower is Solvent, both before and after giving effect to such Credit Extension and the disbursements of the proceeds thereof on such date.

5.19 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Company is set forth on Schedule 10.02.

5.20 Representations as to Foreign Obligors. Each of the Company and each Foreign Obligor represents and warrants to the Administrative Agent and the Lenders that:

(a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.

(b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents, except to the extent that the failure to be in such proper legal form could not reasonably be expected to adversely affect the enforceability of the Guaranty against the Company. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, (i) except for (A) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced and (B) any charge or tax as has been timely paid, and (ii) except to the extent that the failure so to file, register, record, execute, or notarize such documents, or to make such payments, could not reasonably be expected to adversely affect the enforceability of the Guaranty against the Company.

(c) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that (A) any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable and (B) such failure or delay could not reasonably be expected to adversely affect the enforceability of the Guaranty against the Company).

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within fifteen days after the date on which consolidated financial statements for such year are required to be delivered to the SEC under the Securities Exchange Act, a consolidated balance sheet of the Company and its Subsidiaries as at the end of each fiscal year of the Company, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of material misstatement;

(b) as soon as available, but in any event within fifteen days after the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Exchange Act, a consolidated balance sheet of the Company and its Subsidiaries as at the end of each fiscal quarter of the Company (commencing with the fiscal quarter ended December 31, 2011), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such statements to be certified by a Responsible Officer of the Company as fairly presenting the financial condition and results of operations of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event on the date on which the financial statements referred to in Sections 6.01(a) and (b) for such period are required to be delivered to the Administrative Agent and the Lenders, a consolidating balance sheet of the Company and its Subsidiaries, based on each geographic region, as at the end of such period and the related consolidating statements of income or operations, for such period, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such statements to be certified by a Responsible Officer of the Company to the effect that such statements are fairly stated in all material respects when considered in relation to the applicable consolidated financial statements of the Company and its Subsidiaries.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the fiscal quarter ended December 31, 2011), a duly completed Compliance Certificate signed by a Responsible Officer of the Company (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements (other than registration statements on Form S-8 or any successor form thereto) which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any correspondence, notice, statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof with respect to any default or event of default under any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after the Company is aware of receipt by any Loan Party or any Subsidiary thereof, copies of each notice received from the SEC concerning any investigation by such agency regarding material financial or other operational results of any Loan Party or any Material Subsidiary; and

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the United States Federal and state securities laws) with respect to any of the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing (“MNPI Information”), and who may be engaged in investment and other market related activities with respect to such Persons’ securities. Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any MNPI Information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Notwithstanding the foregoing, no Borrower shall be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Company and its Subsidiaries on a consolidated basis; and

(e) of any public announcement by (or written announcement received by the Company from) Moody’s or S&P of any change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in the case of clauses (b) and (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence, except in a transaction permitted by Section 7.04;

(b) to the extent the concept of “good standing” exists under the Laws of the jurisdiction of its organization, preserve, renew and maintain in full force and effect its good standing under such Laws, except (i) in a transaction permitted by Section 7.04 or (ii) in the case of one or more immaterial Subsidiaries that are not Loan Parties, to the extent that failure to maintain such good standing could not reasonably be expected to have a Material Adverse Effect, either individually or in the aggregate;

(c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Maintain, with financially sound and responsible insurance companies or through self-insurance, insurance on all their respective properties in at least such amounts and against such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and furnish to the Lenders, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws (including Environmental Laws and ERISA) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.11 Approvals and Authorizations. Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, and (iii) such Lien attached concurrently with, or within 270 days after, the acquisition of the property encumbered thereby;

(j) Liens on accounts receivable subject to Permitted Securitization Facilities which Liens secure (or encumber such accounts receivable to provide credit support for) such facilities;

(k) Liens on inventory acquired in the ordinary course of business to secure the purchase price of such inventory or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such inventory, provided that the Indebtedness secured thereby does not exceed the cost of such inventory;

(l) any Lien arising out of the refinancing, extension, renewal or refunding of any secured Indebtedness, provided that (i) prior to such refinancing, extension, renewal or refunding, the collateral for such secured Indebtedness (the “original Indebtedness”) is permitted by this Section 7.01, (ii) after giving effect to such refinancing, extension, renewal or refunding, the property covered by such Lien is not changed from the property securing the original Indebtedness, (iii) the amount secured or benefited by such Lien is not increased above the amount secured by such property under the original Indebtedness, and (iv) any such refinancing, extension, renewal or refunding of Indebtedness is permitted by Section 7.03;

(m) Liens on cash collateral or government securities to secure Swap Contracts, provided that the aggregate fair market value of such cash collateral and government securities does not exceed $25,000,000 at any time;

(n) Liens on assets of Foreign Subsidiaries (other than Foreign Obligors, except to the extent that such Liens are limited to Liens on cash deposits to secure cash pooling arrangements or other cash management transactions) to secure Indebtedness of such Foreign Subsidiaries, provided that the aggregate principal amount of Indebtedness secured by such Liens does not exceed $50,000,000 at any time; and

(o) Liens not otherwise permitted under clauses (a)-(n) of this Section 7.01, provided that the aggregate fair market value of all assets subject to such Liens does not exceed 10.0% of Consolidated Tangible Net Worth at any time.

7.02 [Reserved].

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof listed on Schedule 7.03 and any renewal or replacement thereof, so long as such renewal or replacement does not increase the amount of such Indebtedness;

(c) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in the proviso to Section 7.01(i);

(e) Indebtedness of Subsidiaries in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(f) any Guarantee by the Company of Indebtedness of any Subsidiary permitted by this Section 7.03;

(g) Indebtedness under Permitted Securitization Facilities;

(h) Indebtedness of a Person, or in respect of assets, acquired pursuant to a Permitted Acquisition and existing at the time of such Acquisition; provided that (I) such Indebtedness (x) shall not have been incurred in contemplation of such Acquisition, (y) may not be extended, renewed or refunded except as otherwise permitted by this Agreement, and (z) in the case of Indebtedness secured by a Lien on the assets acquired pursuant to a Permitted Acquisition (or on the assets of a Person that becomes a Subsidiary as a result of a Permitted Acquisition), such Indebtedness, together with any other secured Indebtedness permitted by this clause (h), shall not exceed $50,000,000 in the aggregate outstanding at any time and (II) neither the Company nor any Subsidiary (other than a Person acquired as part of such Permitted Acquisition) is directly or indirectly liable for such Indebtedness, whether through any Guarantee or otherwise, other than liability with respect to which recourse is limited to the assets so acquired;

(i) unsecured Indebtedness of the Company; and

(j) Indebtedness owed by any Subsidiary to the Company or any other Subsidiary (“Inter-Company Indebtedness”).

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Designated Borrower is merging with another Subsidiary, a Designated Borrower shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary; provided that if the transferor in such a transaction is a Designated Borrower, then the transferee must either be the Company or a Designated Borrower;

(c) any Subsidiary (other than a Loan Party or a Material Subsidiary) may merge, dissolve, liquidate, consolidate with or into another Person subject to compliance with Section 7.11, if applicable, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (upon voluntary liquidation or otherwise) (whether now owned or hereafter acquired) to or in favor of any Person; and

(d) (i) a Borrower may merge with any other Person (including a Material Subsidiary) so long as such Borrower is the surviving entity and such merger complies with Section 7.11, if applicable; and (ii) a Material Subsidiary may merge with any other Person (other than a Borrower) so long as the Material Subsidiary is the surviving entity and such merger complies with Section 7.11, if applicable.

7.05 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Company, the Designated Borrowers and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Company and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Company and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Company may declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it so long as the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00 (both before and after giving effect to such payment, purchase redemption or acquisition); and

(e) in addition to the Restricted Payments permitted by clause (d) of this Section 7.05, the Company may (when Consolidated Leverage Ratio is greater than 3.50 to 1.00) declare and pay cash dividends and purchase, redeem or otherwise acquire for cash Equity Interests issued by it; provided that, the aggregate of such dividends plus the aggregate consideration paid for all such purchases, redemptions and acquisitions after the Closing Date at times when the Consolidated Leverage Ratio is greater than 3.50 to 1.00 (other than in respect of shares purchased for the purpose of satisfying the Company’s obligations under employee or director stock purchase, stock grant and stock option plans) shall not exceed $15,000,000.

7.06 Change in Nature of Business. Engage in any material line of business substantially different from a Permitted Business.

7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, or (b) transactions among the Company and its Subsidiaries so long as such transactions do not, either individually or in the aggregate, have a Material Adverse Effect.

7.08 Limitation on Restrictions Affecting the Company or any Subsidiary. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Restricted Payments to the Company or any Designated Borrower or to otherwise transfer property to the Company or any Designated Borrower, or (b) of the Company or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this Section 7.08 shall not prohibit:

(i) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness;

(ii) restrictions imposed by other permitted Indebtedness ranking pari passu with the Obligations, provided that such restrictions are no more restrictive than those imposed by this Agreement;

(iii) restrictions imposed by applicable Law;

(iv) restrictions imposed by Indebtedness outstanding on the date hereof and listed on Schedule 7.03;

(v) restrictions imposed by Indebtedness relating to any property acquired by the Company or any Subsidiary (or restrictions imposed by Indebtedness of a third party which third party is acquired by the Company or any Subsidiary) in an acquisition permitted by this Agreement, provided in each case that such restrictions existed at the time of such acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person other than the Person so acquired, or to any property other than the property so acquired;

(vi) restrictions with respect solely to any Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale of all or substantially all of the Equity Interests or assets of such Subsidiary, provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold;

(vii) in connection with and pursuant to any refinancing of Indebtedness, replacements of restrictions imposed pursuant to clauses (ii), (iv), (v) or (vii) of this Section, provided that (A) such refinancing is permitted by Section 7.03, and (B) the replacement restrictions are not more restrictive than those being replaced and do not apply to any Person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced;

(viii) restrictions on any Special Purpose Finance Subsidiary and assets of such Special Purpose Finance Subsidiary, which restrictions are contained in the applicable Permitted Securitization Facility for which such Subsidiary was created;

(ix) in connection with any permitted lease of property entered into in the ordinary course of business, customary provisions restricting the subletting or assignment of, or Liens on, the property subject to such lease, consistent with industry practice; and

(x) in connection with any Lien permitted by Section 7.01, customary restrictions on the transfer or disposition of, or imposition of further Liens on, the asset subject to such Lien.

7.09 Use of Proceeds. (i) Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates or would be inconsistent with, Regulation T, U or X of the FRB or (ii) use the proceeds of the Credit Extensions for any purpose other than for the refinancing of the Existing Credit Agreement, working capital, capital expenditures and other general corporate purposes not in contravention of any Law or of any Loan Document.

7.10 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any period of four fiscal quarters of the Company to be less than 3.00 to 1.00.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than 4.00 to 1.00.

7.11 Acquisitions. Consummate any Acquisition, unless (i) the line or lines of business of the Person to be acquired are a Permitted Business, (ii) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition and, if the Cost of Acquisition is in excess of $100,000,000, the Company shall have furnished to the Administrative Agent a certificate in the form of Exhibit L stating that no Default or Event of Default (including any Default under Section 7.10(b)) would exist immediately after giving effect thereto, (iii) the Person acquired shall be a Subsidiary, or be merged into a Subsidiary or the Company (as permitted by Section 7.04), immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a Subsidiary or the Company), and (iv) after giving effect to such Acquisition, the aggregate Costs of Acquisition incurred in any fiscal year (on a noncumulative basis, with the effect that amounts not incurred in any fiscal year may not be carried forward to a subsequent period) shall not exceed $100,000,000 in the aggregate unless (in the case of clause (iii)) both immediately before and immediately after such Acquisition (giving pro forma effect to the consummation of such Acquisition as if such Acquisition occurred on the first day of the four fiscal quarters most recently ended, and giving pro forma effect to the incurrence, repayment, prepayment, redemption or defeasance of any Indebtedness in connection therewith) either (Y) the Consolidated Leverage Ratio is less than 3.75 to 1.00 or (Z) the sum of (1) the Company’s Unencumbered Cash and Cash Equivalents, plus (2) the aggregate amounts available to the Company under Permitted Securitization Facilities with regard to which the Company has the present ability to satisfy all conditions precedent to its ability to obtain such amounts immediately thereunder, plus (3) so long as the Company has the present ability to satisfy all conditions precedent set forth in Section 4.02, the amount, if any, by which the Aggregate Commitments exceed the Total Outstandings, exceeds $500,000,000.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Company fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (to the extent it relates to preservation of legal existence of a Loan Party) or 6.10 or Article VII, and with respect to Section 7.01 or 7.03, such failure continues for a period of 20 days; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the Company or such Loan Party has knowledge thereof; or

(d) Representations and Warranties. Any representation or warranty of the Company or any other Loan Party, or any written certification or other material written statement of fact made or deemed made by the Company or any Loan Party or by a Responsible Officer on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made, except to the extent such representation, warranty, written certification or other written statement of fact already contains a materiality qualifier in which case an Event of Default shall exist if such representation, warranty, written certification or other written statement of fact shall be incorrect or misleading in any respect when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment of principal when due (whether at scheduled maturity, by required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition (including any obligation to make any payment of interest, fees or other amounts) relating to any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $50,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days as to any Loan Party or 90 calendar days as to any Material Subsidiary that is not a Loan Party; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days as to any Loan Party or 90 calendar days as to any Material Subsidiary that is not a Loan Party, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) such judgments or orders have remained unsatisfied for a period of 30 days or more, (B) enforcement proceedings are commenced by any creditor upon such judgments or orders, or (C) there is a period of 30 consecutive days during which a stay of enforcement of such judgments or orders, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $25,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any Subsidiary of the Company contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Company Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received by the Administrative Agent on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17 be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers (including fees and time charges for attorneys who may be employees of any Lender or any L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers (ratably in proportion to the respective portion of such L/C Obligations applicable to each L/C Issuer), to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Sections 2.03 and 2.16; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

Subject to Section 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company, a Lender or the applicable L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth in the preceding sentence; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer and the Swing Line Lender, (b) such retiring L/C Issuer and the Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) such successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America and outstanding at the time of such succession or make other arrangements satisfactory to Bank of America as retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise to, and shall, at the direction of the Required Lenders:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

ARTICLE X.
MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate or amount of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.05 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(h) release the Company from the Guaranty without the written consent of each Lender (including by virtue of consenting to any assignment of the Guaranty that includes a release of the Company from its obligations thereunder);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer directly affected thereby, in addition to the Lenders required above, affect the rights or duties of any L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrowers, the Administrative Agent, Bank of America as an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender (including any Lender in its capacity as an L/C Issuer), to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) Bank of America as an L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers, jointly and severally, shall pay (i) all reasonable and documented out of pocket costs and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated; provided that such counsel’s reasonable fees, charges and disbursements shall be limited to (i) one law firm acting as transaction counsel for the Administrative Agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) one law firm acting as special and local counsel in each applicable jurisdiction in which the Administrative Agent reasonably determines such local counsel to be necessary), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of the Commitment Letter (including the Summary of Terms), this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or any other aspect of any transaction contemplated by the Commitment Letter (including the Summary of Terms) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or any use made (or proposed to be made, including any use proposed in the Commitment Letter or Summary of Terms to be made) of proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder, under any other Loan Document or under the Commitment Letter (including the Summary of Terms), if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) any L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Commitment Letter (including the Summary of Terms), this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or any use made (or proposed to be made, including any use proposed in the Commitment Letter or Summary of Terms to be made) of proceeds therefrom. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts:

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Company or any of the Company’s Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each of the Borrowers, any Lender and any L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time, without notice to or consent of any Person, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Company and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Company, resign as the Swing Line Lender. In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as an L/C Issuer or the Swing Line Lender, as the case may be. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as the Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Committed Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of such retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America as an L/C Issuer and outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall have agreed (orally or in writing) to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(a) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) is or becomes publicly available other than as a result of a breach of this Section or (y) is or becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Company or any of its Subsidiaries.

For purposes of this Section, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary, provided that, in the case of information received from the Company or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff hereunder, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement and the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement and the other Loan Documents shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement and the other Loan Documents.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, Bank of America as an L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender (as defined below), or if any Lender is a Restricted Lender under Section 2.14(a) then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Company shall have paid (or caused a Designated Borrower to pay) to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) with respect to the replacement of a Non-Consenting Lender, such assignment is requested within ninety (90) days of such Lender’s failure to approve the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

For purposes of this Section 10.13, a “Non-Consenting Lender” means a Lender that fails to approve an amendment, waiver or consent requested by the Company or any other Loan Party pursuant to Section 10.01 that has received the written approval of not less than the Required Lenders but also requires the approval of such Lender.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW; PROVIDED, THAT NO ELECTRONIC COMMUNICATION SHALL CONSTITUTE SERVICE OF PROCESS HEREUNDER.

10.15 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges each of their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between such Borrower and each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of such Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A), the Administrative Agent and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Loan Party or any of their respective Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to such Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to such Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Nothing contained herein shall relieve any Person of its written contractual obligations under the Loan Documents.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

10.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page is intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

AVNET, INC.

By: /s/ Raymond Sadowski
Name: Raymond Sadowski
Title:    Sr. Vice President and CFO

BANK OF AMERICA, N.A., as

Administrative Agent

By: /s/ Robert J. Rittelmeyer
Name: Robert J. Rittelmeyer
Title: Vice President

BANK OF AMERICA, N.A., as a Lender, an L/C Issuer and

Swing Line Lender

By: /s/ Debra E. Delvecchio
Name: Debra E. Delvecchio
Title: Managing Director

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ Richard Ong Pho
Name: Richard Ong Pho
Title: Vice President

BNP PARIBAS

By: /s/ Nicholas Rabier
Name: Nicholas Rabier
Title: Director

By: /s/ Nichole Mitchell
Name: Nichole Mitchell
Title: Vice President

THE BANK OF NOVA SCOTIA

By: /s/ Eugene Dempsey
Name: Eugene Dempsey
Title: Director

Corporate Banking

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By: /s/ Victor Pierzchalski
Name: Victor Pierzchalski
Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION

By: /s/ John Berry
Name: John Berry
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ S. Michael St. Geme
Name: S. Michael St. Geme
Title: Managing Director

JPMORGAN CHASE BANK, N.A.

By: /s/ John G. Kowalczuk
Name: John G. Kowalczuk
Title: Executive Director

HSBC BANK USA, NATIONAL ASSOCIATION

By: /s/ Steven Brennan
Name: Steven Brennan
Title: SVP

STANDARD CHARTERED BANK

By: /s/ James P. Hughes
Name: James P. Hughes            A2386
Title: Director

By: /s/ Robert K. Reddington
Name: Robert K. Reddington
Title: Credit Documentation Manager

Credit Documentation Unit, WB Legal-Americas

SUMITOMO MITSUI BANKING CORPORATION

By: /s/ David W. Kee
Name: David W. Kee
Title: Managing Director

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Blake Malia
Name: Blake Malia
Title: Vice President

COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES

By: /s/ Patrick Hartweger
Name: Patrick Hartweger
Title: Managing Director

By: /s/ Peter Wesemeier
Name: Peter Wesemeier
Title: Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By: /s/ Robert Grillo
Name: Robert Grillo
Title: Director

UNICREDIT BANK AG, NEW YORK BRANCH

By: /s/ Douglas Riahi /s/ Annett Guderian

Name: Douglas Riahi Annett Guderian Title: Director Director

BRANCH BANKING AND TRUST COMPANY

By: /s/ Mark B. Grover
Name: Mark B. Grover
Title: Senior Vice President

BANK OF CHINA, LOS ANGELES BRANCH

By: /s/ Jason Fu
Name: Jason Fu
Title: Vice President

BARCLAYS BANK PLC

By: /s/ Ben Hickes
Name: Ben Hickes
Title:

THE NORTHERN TRUST COMPANY

By: /s/ John Lascody
Name: John Lascody
Title: Second Vice President

SKANDINAVISKA ENSKILDA BANKEN AB (publ)

By: /s/ Krissy Rands /s/ Penny Neville-Park

Name: Krissy Rands Penny Neville-Park Title: